EXHIBIT 4(C)

TRINIDAD PARTICIPATION AGREEMENT

AMENDED AND RESTATED PARTICIPATION IN A FARMOUT AGREEMENT

This Agreement dated this 30th day of December, 2005.

Between:

CHALLENGER ENERGY CORP., a corporation incorporated under the laws of Alberta, Canada (hereinafter “CNE”)

- and –

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD., a corporation incorporated under the laws of Alberta, Canada (hereinafter “Canadian Superior”)

WHEREAS each Party recognizes the abilities and expertise that the other Party possesses with respect to the exploration and development of oil and gas properties;

AND WHEREAS each Party wishes to secure the benefits of the abilities and expertise offered by the other Party and to apply such benefits collectively to the Project;

AND WHEREAS CNE has agreed to participate with Canadian Superior in the Mariner Test Well as defined in an Amended and Restated Farmout and Option Agreement between the Parties and dated December 30, 2005 (“Mariner Farmout”);

AND WHEREAS in furtherance of the foregoing mutually beneficial opportunities, Canadian Superior, on behalf of the Parties, is in the process of finalizing an agreement to acquire the Lands and Licences;

AND WHEREAS in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend the provisions of the Participation in a Farmout Agreement made by them and dated November 17, 2004 (the “Prior Agreement”);

AND WHEREAS the Parties wish to confirm the terms of the Parties’ agreement and more formally provide for the respective rights, obligations and benefits of each of them in connection with the acquisition, exploration and development of the Lands and Licences;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

Capitalized words and phrases used in this Agreement, including in the recitals hereto, have the meaning set forth in this Section 1.1, namely:

(a)                                  “Abandon” means the proper plugging and abandonment of a well including the salvage of salvageable material and equipment therefrom and the restoration of the applicable well site, all in accordance with the Regulations and good offshore oilfield practices;

(b)                                 “Additional Exploration Well” means those wells or well which may or may not be drilled pursuant to Article 2.1 (g) of the Farmout Agreement;

(c)                                  “Affiliate” means a subsidiary company, a parent company, or a sister company of or to a Party hereto. For the purposes of this definition:

(i)                                     a parent company is a company that controls or ultimately controls a Party hereto;

(ii)                                  a sister company is a company that is controlled by or ultimately controlled by the same parent company as a Party hereto;

(iii)                               a subsidiary company is a company controlled by a Party hereto, a parent company or a sister company; and

(iv)                              “control” means that a company owns at least 30% of share capital (either directly or through other companies which confers upon it a majority of the votes at the shareholders’ meetings) of a company which is controlled or which has a common majority shareholder.

(d)                                 “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(e)                                  “AMI Interests” means any right or interest in and/or to any Petroleum Substances related to the Area of Mutual Interest;

(f)                                    “Area of Mutual Interest” means all lands within the area designated as such on Schedule “D” attached hereto;

(g)                                 “Business Day” means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, Canada;

(h)                                 “Cap” means, with respect to a well, the installation of such production-quality casing, plugs and equipment as are necessary to enable the well to be used for the production of Petroleum Substances at a later date;

(i)                                     “Commitment” has the meaning ascribed to it in Section 3.1;

(j)                                     “Crown Royalty” means the royalty payable or royalty share of Petroleum Substances deliverable to the Ministry pursuant to the Regulations;

(k)                                  “Earned Interest” means an undivided 70% interest in that portion of the Lands and Licences that Canadian Superior is entitled to pursuant to Article 2.1 of the Farmout Agreement;

(l)                                     “Earning Date” means the date on which Canadian Superior has completed the Minimum Work Obligations and earned the Earned Interest pursuant to the Farmout Agreement;

(m)                               “Effective Date” means the 17th day of November, 2004;

(n)                                 “Existing Seismic Data” means the seismic data delivered to Canadian Superior from Petrotrin respecting the Lands and all seismic records, data and information associated with such seismic data;

(o)                                 “Exploration Period” means the period of time described in the Farmout Agreement;

(p)                                 “Exploration Well” shall have the meaning ascribed to it in the Farmout Agreement;

(q)                                 “Farmout Agreement” means the final draft of the Farmout Agreement between Canadian Superior and Petrotrin for the Mayaro Lands and the Guayaguayare Bay Lands a copy of which is attached as Schedule “B” hereto, all schedules attached thereto and any agreements entered into between Petrotrin and Canadian Superior covering the Lands and Licences or, if applicable any documents replacing and/or amending the Farmout Agreement in whole or in part;

(r)                                    “Field” shall have the meaning ascribed to it in the Farmout Agreement;

(s)                                  “Guayaguayare Bay Lands” means all lands within the area designated as such on Schedule “A” hereto and located offshore the Republic of Trinidad and Tobago;

(t)                                    “Guayaguayare Bay Licence” means the licences, leases, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon, or under the Guayaguayare Bay Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Guayaguayare Bay Lands or any lands with which the Guayaguayare Bay Lands are pooled or unitized and includes all renewals and extensions of such documents, and all documents issued in substitution therefor;

(u)                                 “Joint Operating Agreement” means the Joint Operating Agreement between Canadian Superior and Petrotrin that is applicable to the Mayaro Lands and the Guayaguayare Bay Lands a final draft of which is attached as Schedule “C” hereto;

(v)                                 “Lands” means, collectively, the Guayaguayare Bay Lands and the Mayaro Lands;

(w)                               “Lands and Licences” means, collectively, the Guayaguayare Bay Licence, the Mayaro Licence, the Guayaguayare Bay Lands, and the Mayaro Lands;

(x)                                   “Mayaro Lands” means all lands within the area designated as such on Schedule “A” hereto and located offshore the Republic of Trinidad and Tobago;

(y)                                 “Mayaro Licence” means the licences, leases, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon, or under the Mayaro Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Mayaro Lands or any lands with which the Mayaro Lands are pooled or unitized and includes all renewals and extensions of such documents, and all documents issued in substitution;

(z)                                   “Minimum Work Obligations” shall have the meaning ascribed to it in the Farmout Agreement;

(aa)                            “Ministry” means the Ministry of Energy and Energy Industries of the Republic of Trinidad and Tobago;

(bb)                          “New Seismic Data” means approximately one hundred and sixty (160) square kilometres of three-dimensional, seismic data covering such locations within the Guayaguayare Bay Lands and the Mayaro Lands as Canadian Superior may determine and as committed to be acquired by Canadian Superior as part of the Minimum Work Obligations in the Farmout Agreement and all seismic records, data and information associated with such seismic data;

(cc)                            “Operator” has the meaning ascribed to it in the Farmout Agreement; (dd) “Party” means a party bound by this Agreement;

(dd)                          “Permitted Encumbrance” means the Crown Royalty, the Overriding Royalty (as described in the Farmout Agreement) and the Petrotrin Royalty (as described in the Farmout Agreement;

(ee)                            “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(ff)                                “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(gg)                          “Petrotrin” means Petroleum Company of Trinidad and Tobago Limited;

(hh)                          “Project” means the joint acquisition and development of the State Licence as contemplated by this Agreement and the Farmout Agreement;

(ii)                                  “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(jj)                                  “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the State Licence, or otherwise in relation to the subject matter hereof, including without limitation the Ministry;

(kk)                            “Rights Issuance” means the proposed issuance by CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(ll)                                  “Seismic Data” means, collectively, the Existing Seismic Data and the New Seismic Data and all interpretations and processed versions thereof;

(mm)                      “State Licence” shall have the meaning ascribed to it in the Farmout Agreement;

(nn)                          “Test” means an operation, conducted to the reasonable satisfaction of CNE, Canadian Superior and any Regulatory Authority and in accordance with the Regulations and good offshore oilfield practices, undertaken in respect of a well drilled to evaluate the presence of Petroleum Substances in an interpreted geological structure or stratigraphic trap and to evaluate the capacity thereof to produce such Petroleum Substances from such well;

(oo)                          “Third Party” means a Person other than a Party;

(pp)                          “Title Documents” means any and all documents of title, including but not limited to the State Licence, the Guayaguayare Bay Licence and the Mayaro Bay Licence under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Guayaguayare Bay Lands and/or the Mayaro Bay Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefore in whole or in part, from time to time;

(qq)                          “Well Data” means all data and information gathered from or in connection with the drilling and Testing of a well; and

(rr)                                “Working Interest” means with respect to each Party, the following undivided interest of such Party in the rights and obligations derived from the Farmout Agreement, the Joint Operating Agreement and the State Licence and shall be:

CNE	33.33%

Canadian Superior	66.67%

1.2                                                                               Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)                                 references to an Article, Section or Schedule are references to an Article, Section or Schedule, as the case may be, in this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)                                 all monetary amounts are expressed in lawful currency of the United States of America;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)                                    time shall be of the essence; and

(g)                                 where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3                                                                               Business Day

If, pursuant to this Agreement, a Notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such Notice may be given or such action may be taken on the next succeeding Business Day.

1.4                                                                               Governing Law

Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of Alberta, Canada.

1.5                                                                               Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and any of the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6                                                                               Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule “A”	Lands

Schedule “B”	Farmout Agreement

Schedule “C”	Joint Operating Agreement

Schedule “D”	Area of Mutual Interest

ARTICLE 2
GRANT OF OPTION

2.1                                                                               Grant of Option

CNE has agreed to participate with Canadian Superior in certain operations described in the Mariner Farmout and in consideration of entering into the Mariner Farmout and $1.00, the receipt of which is hereby acknowledged, Canadian Superior hereby agrees to fulfill the Commitment described in this Agreement and hereby grants to CNE the option described in Section 4 of this Agreement.

2.2                                                                               Acceptance of Option

CNE hereby accepts the obligation of Canadian Superior to fulfill the Commitment and the granting of the option described in Section 4 of this Agreement.

2.3                                                                               Interest Held in Trust

(a)                                  During the period of time from the Effective Date until the termination of the option described in Section 4 of this Agreement, Canadian Superior agrees that Canadian Superior holds and stands possessed of the interest of CNE in and to the Farmout Agreement, the Joint Operating Agreement, the Lands and Licences and the Title Documents and Canadian Superior shall hold such interests in trust for and on behalf of CNE.

(b)                                 Canadian Superior covenants and agrees that it will not sell, assign, transfer, convey, encumber or surrender the Farmout Agreement, the Joint Operating Agreement, the Title Documents or Lands and Licences insofar as same affects or relates to the interests held in trust hereunder for CNE, except upon the written instructions of CNE.

ARTICLE 3
COMMITMENT

3.1                                                                               Commitment

On or before the Effective Date, Canadian Superior shall at its sole risk, cost and expense, and subject to the terms and conditions of this Agreement, commence the following operations and initiate the timely fulfillment of the following obligations (collectively, the “Commitment”) on or with respect to the Guayaguayare Bay Lands and the Mayaro Lands and shall conclude such operations and fulfill such obligations prior to December 31, 2006:

(a)                                  use best efforts to finalize and execute the Farmout Agreement;

(b)                                 reprocess the Existing Seismic Data; and

(c)                                  fulfill any and all requirements from the Ministry and/or Petrotrin relating to security deposits, guarantees or similar instruments that may be necessary in the issuance of the State Licence.

3.2                                                                               Consultation with CNE

During the course of conducting the Commitment, Canadian Superior shall consult on a regular basis (and no less often than every two weeks) with CNE concerning progress and fulfillment of the Commitment.

3.3                                                                               Delivery of Seismic and Other Data to CNE

(a)                                  Within 60 days following completion of the Commitment, Canadian Superior shall deliver copies of the Existing Seismic Data and any reprocessed copies thereof at no expense to CNE.

(b)                                 Within a reasonable time following the completion of the Commitment, Canadian Superior shall deliver copies of all data and documents acquired or produced by or on behalf of Canadian Superior in relation to the Farmout Agreement and copies of all Regulatory fillings made in respect of same to CNE or the nominee of CNE immediately upon Canadian Superior’s receipt of such data and documents and thereafter provide such aforesaid data and documents on a regular basis to CNE.

ARTICLE 4
OPTION

4.1                                                                               Option Upon Completion or Commitment

Within fifteen (15) days of Canadian Superior completing the Commitment and after delivery of all information to CNE pursuant to Section 3.3, Canadian Superior shall provide to CNE written notice thereof (“CS Notice”)and CNE shall have the option to elect within 60 days of receipt of the CS Notice, to either:

(a)                                  participate for its Working Interest in that portion of the Minimum Work Obligations that have not been completed by Canadian Superior as of the date of such election by CNE; or

(b)                                 terminate its rights and obligations hereunder.

4.2                                                                               Participation in Farmout Agreement

In the event CNE elected pursuant to Section 4.1(a) of this Agreement and prior to the Earning Date, all rights, duties, obligations, elections and privileges to which Canadian Superior is entitled under the Farmout Agreement shall be shared and may be separately exercised by each Party as to their Working Interest. The Parties agree that Canadian Superior shall be Operator and shall represent CNE under the Farmout Agreement until CNE is formally recognized by Petrotrin.

4.3                                                                               Interests of Parties in the Event CNE Participates

In the event CNE elected pursuant to Section 4.1(a) of this Agreement, then on the Earning Date, the interest of the Parties and Petrotrin in the Lands and Licences (or any part thereof), the Title Documents and the Farmout Agreement shall be:

Canadian Superior	52.5%

CNE	17.5%

Petrotrin	30.0%

(hereinafter referred to as “Joint Interests”)

4.4                                                                               Option to Drill Additional Exploration Wells

In the event that Canadian Superior elects to drill one or more Additional Exploration Well(s) pursuant to the Farmout Agreement, then for each such Additional Exploration Well, Canadian Superior shall deliver a written Notice (“Well Notice”) of such election to CNE. The Well Notice shall contain all relevant information necessary for CNE to make an informed decision to participate or not in the particular Additional Exploration Well including but not limited to: a geological and geophysical discussion along with supporting data, economic data, expected well performance data, expected reservoir data, exact location, detailed cost estimate, estimate of commencement date, estimated duration of the drilling operation and expected total depth. Within 120 days from receipt of delivery of each Well Notice, CNE shall have the option to elect, by written notice to Canadian Superior, to either:

(a)                                  participate for its Working Interest in each Additional Exploration Well on a well by well basis; however, in the event Petrotrin elects to participate in such Additional Exploration Well, then the interests of each party shall be the Joint Interests; or

(b)                                 terminate such option to participate and forfeit any rights and obligations pursuant to the Farmout Agreement in relation to such Additional Exploration Well.

4.5                                                                               Interests of Parties in the Event CNE Participates in Additional Exploration Wells)

In the event CNE elected pursuant to Section 4.4(a) of this Agreement, then, upon Canadian Superior earning an interest pursuant to Article 2.1(h) of the Farmout Agreement, the resultant interest in any applicable Field(s) related to such Additional Exploration Well(s) shall be apportioned as per the Joint Interests. However, in the event Petrotrin does not participate in such Additional Exploration Well(s) then the Parties shall share the Petrotrin interest proportionately to their Working Interest percentage.

4.6                                                                               Participation after Earning

Once Canadian Superior has earned the Earned Interest pursuant to the Farmout Agreement all benefits and obligations arising from any and all operations conducted by the Parties on or in respect of the Lands, including without limitation all revenues from sales of Petroleum Substances produced therefrom and all costs and expenses (including without limitation the Crown Royalty and all applicable operating expenses) associated therewith, shall be shared by the Parties on the basis of their respective Joint Interests, and all operations conducted on the Lands shall be governed by and conducted in accordance with the Joint Operating Agreement.

ARTICLE 5
PETROTRIN ROYALTIES

5.1                                                                               Overriding Royalty

The Parties hereto in proportion to each other’s Joint Interests agree to be each responsible for the payment to Petrotrin of the Overriding Royalty described in the Farmout Agreement. In addition, in the event Petrotrin elects to convert its participating interest to an Overriding Royalty in accordance with Article 7 of the Farmout Agreement, the Parties hereto in proportion to each other’s Joint Interests shall be each entitled to all rights and benefits of such conversion along with being each responsible for all obligations pertaining to such conversion.

5.2                                                                               Petrotrin 1.25% Royalty

The Parties hereto in proportion to each other’s Joint Interests agree to be each responsible for the payment to Petrotrin of the 1.25% Petrotrin Royalty described in the Farmout Agreement.

ARTICLE 6
TITLE AND OPERATIONAL MATTERS

6.1                                                                               Transfer and Registration of Earned Interests

(a)                                  Canadian Superior agrees to use its best efforts to transfer and convey to CNE the interests CNE is entitled to hereunder and shall use documentation in form and content acceptable to CNE to complete such task, and Canadian Superior shall execute, deliver and register as required under the Regulations or otherwise by a Regulatory Authority, all assignments, transfers and other documents as may be necessary to fully and properly transfer and convey such interests to CNE, when requested to do so in writing by CNE and at no cost to CNE.

(b)                                 Provided that CNE has earned its Working Interest, upon receipt of a Notice from CNE, Canadian Superior agrees to use its best efforts to have CNE recognized as a party to the Farmout Agreement and any costs relating thereto shall be borne equally by the parties.

(c)                                  All rights, duties, obligations, elections and privileges to which Canadian Superior is entitled or subject under the Farmout Agreement and the Joint Operating Agreement shall be shared and may be separately exercised by each Party in accordance with their Working Interest or, if applicable, their Joint Interests.

(d)                                 As of the Effective Date, Canadian Superior shall provide to CNE, on a timely and regular basis (no less than monthly), copies of and access to all Seismic Data, well information, geological and geophysical mapping, aeromagnetic surveys and interpretations thereof in which Canadian Superior creates, produces or acquires pursuant to the Farmout Agreement and the Joint Operating Agreement or in performing the Commitment and the Minimum Work Obligations.

6.2                                                                               Operations

Subject to the terms and conditions of this Agreement, and during the period of time from the Effective Date until the Earning Date, the following provisions of the Joint Operating Agreement shall apply to any operations conducted under this Agreement:

Article 1	Definitions (to the extent required for interpretation of the relevant provisions of the Joint Operating Agreement adopted by this Section)

Article 4	Operator

Article 8	Default

Article 13	Transfer of Interests or Rights and Changes in Control

Article 16	Venture Information – Confidentiality – Intellectual Property

Article 17	Force Majeure

6.3                                                                               Joint Operating Agreement and Appointment of Operator

The Parties hereby appoint Canadian Superior as operator under and for the purposes of the Joint Operating Agreement and the Farmout Agreement. Canadian Superior shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of this Agreement, the Farmout Agreement, the Joint Operating Agreement, the Regulations and good offshore oilfield practices.

6.4                                                                               Access to Pipelines

In consideration of CNE paying to Canadian Superior its proportionate share of all costs and expenses related thereto, Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any pipelines as may be necessary to transport all Petroleum Substances produced from the Lands to any applicable sales point(s) for such Petroleum Substances.

6.5                                                                               Marketing of Petroleum Substances

Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any marketing arrangements for Petroleum Substances produced from the Lands.

ARTICLE 7
ENCUMBRANCES

7.1                                                                               No Encumbrances

At all times while this Agreement remains in force, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents or any of them become encumbered (other than by a Permitted Encumbrance) in such a way as to adversely affect the Title Documents or any of them or to make them or the Lands and Licences subject to termination or forfeiture in any respect.

ARTICLE 8
LIABILITY AND INDEMNITY

8.1                                                                               Canadian Superior’s Responsibility

Canadian Superior will:

(a)                                  be liable to CNE for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that CNE may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless CNE against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by CNE, or that it may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by Canadian Superior or on behalf of Canadian Superior hereunder, a result of: the gross negligence or wilful or wanton misconduct of Canadian Superior, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with CNE’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

8.2                                                                               CNE’s Responsibility

CNE will:

(a)                                  be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that Canadian Superior may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless Canadian Superior and its directors, officers, agents, consultants, and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by Canadian Superior, its directors, officers, agents, consultants, and employees or that they may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by CNE or on behalf of CNE hereunder, a result of: the gross negligence or wilful or wanton misconduct of CNE, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with Canadian Superior’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1                                                                               Creation of Area of Mutual Interest

The Parties hereby establish the Area of Mutual Interest. Except in accordance with the terms of this Agreement, a Party shall not acquire any rights, directly or indirectly, in any exploration licences, wells, or other, petroleum, and or natural gas interests in the “Area of Mutual Interest” or the “AMI”) at any time for the period from the Effective Date until 120 days after the date of completion of the Minimum Work Obligation (the “AMI Period”). For the purposes hereof each Party shall be deemed to have acquired any AMI Interests acquired by its Affiliates, and shall at all times be required to comply with all obligations provided for hereunder as if those AMI Interests constituted property of that Party.

9.2                                                                               Acquisition of Interests within AMI

(a)                                  If a Party (the “Acquiring Party”) acquires an AMI Interest during the AMI Period, that Party shall, within ten (10) days of acquiring such interest, notify in writing (the “AMI Notice”) the other Party (the “Non-Acquiring Party”) and offer to the other Party their Working Interest percent of the AMI Interest acquired by the Acquiring Party, on the same terms and conditions as apply to the Acquiring Party under the applicable licence, agreement or arrangement. The Non-Acquiring Party shall have thirty (30) days from receipt of such AMI Notice to accept or decline to exercise its option to acquire such interest from the Acquiring Party. To be considered a valid AMT Notice, the AMI Notice shall contain such sufficient information and detail of the terms and conditions of the acquisition of the AMI Interest by the Acquiring Party such that the Non- Acquiring Party may reasonably assess the acquisition opportunity.

(b)                                 If the consideration stipulated in the licence, agreement or arrangement referred to in Section 9.2(a) of this Agreement cannot be matched in kind by the other Party, or involves an allocation of cash value to the applicable AMI Interest where it forms a portion only of the assets subject to the applicable transaction, the Acquiring Party shall, in its AMI Notice issued to the Non- Acquiring Party, set out its bona-fide estimate of the cash equivalent of such consideration, and acceptance of the offer and payment of the relevant portion of that cash consideration shall constitute a valid acceptance and satisfaction of the Non-Acquiring Party’s obligations in acquiring the share of the relevant interest.

(c)                                  AMI Interests which are acquired by a Party, in compliance with the terms hereof, with or from a Third Party shall be governed by and subject to any agreement that may be entered into between them with respect to those AMI Interests separate and apart from this Agreement.

ARTICLE 10
NOTICES

10.1                                                                        Notice

All demands, notices or other communications (in each case a “Notice”) to be given in connection with this Agreement shall be in writing and shall be sufficiently given or made if:

(a)                                  delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

(b)                                 sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Trinidad and Tobago Ltd.	Suite 3300,400 – 3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President
	Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 – 3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President

10.2                                                                        Deemed Delivery

Any Notice given or made in the manner set forth in Section 10.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m., Calgary time, and, if not, on the First Business Day thereafter.

10.3                                                                        Change of Address

(a)                                  A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 10.1.

ARTICLE 11
COVENANTS

11.1                                                                        Covenants

The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1                                                                        Amendments

All amendments to this Agreement shall be made in a written instrument signed by both Parties.

12.2                                                                        Waiver in Writing

No waiver of any provision, or the breach of any provision, of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver. Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

12.3                                                                        Delay Not Waiver

The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

12.4                                                                        Acceptance of Payment Not Waiver

Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

12.5                                                                        Primacy of Participation Agreement

In the event of a conflict between the provisions of this Agreement and the Farmout Agreement and the Joint Operating Agreement, the provisions of this Agreement shall prevail.

12.6                                                                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

12.7                                                                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

12.8                                                                        Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

12.9                                                                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.10                                                                 Counterpart and Facsimile Execution

This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement. Any copies executed in counterpart may be delivered via facsimile transmission and, if so delivered, shall be considered to be originals for all purposes.

12.11                                                                 Delivery

A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Section 11, and any copy so delivered shall be deemed an original for all purposes. A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability of this Agreement against that Party.

12.12                                                                 Severability

The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

11.13                                                                 Authority

Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to take such further steps as are required to give effect to the provisions hereof.

IN WITNESS WHEREOF the Parties have hereby executed this Agreement as of the year and date first above written.

CHALLENGER ENERGY CORP.

By:	/s/ Neil Mackenzie
President

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD.

By:	/s/ Michael E. Coolen	/s/ T.J. Harp, Director
	Michael E. Coolen, Director	T.J. Harp, Director

[Schedules intentionally deleted]